                                                                       EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
October 16, 2006		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE ANNOUNCES
THIRD QUARTER 2006 OPERATING RESULTS

STANLEYTOWN, VA, October 16, 2006/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for the third quarter of 2006. Both sales and earnings were slightly below management’s updated guidance range provided in mid September 2006.

Third quarter sales and earnings were below the record levels from the year-ago quarter. Net sales of $75.9 million declined 11.3% and earnings per share of $.26 decreased 40.9% from the third quarter of last year.

For the first nine months of 2006, net sales of $236.9 million decreased 6.1% from the comparable prior year period. Earnings per share declined 22.9% to $1.01 compared to $1.31 for the first nine months of 2005.

Third quarter operating income was $5.0 million, or 6.5% of net sales, compared to $9.4 million, or 11.0% of net sales, in the year ago quarter. Year-to-date operating income declined to $19.9 million, or 8.4% of net sales, from $28.2 million, or 11.2% of net sales in the comparable 2005 period. Lower margins resulted from lower sales, decreased production levels, and higher raw material, compensation and energy costs. As a result of improving processes and reducing lead times, production levels decreased more sharply than the sales decline particularly in the second and third quarters and led to lower margins due to the under absorption of factory overhead costs.

Working capital, excluding cash and current maturities of long-term debt, decreased $9.4 million during the nine month period ended September 30, 2006 to $72.1 million from $81.5 million at December 31, 2005. Total inventories of $59.8 million have decreased $10.2 million, or 14.6%, and $13.0 million, or 17.9%, since December 31, 2005 and the year-ago quarter, respectively. Strong cash flow in the first nine months of 2006 along with $7.2 million of cash on hand was used to purchase $28.3 million of the Company’s common stock, pay cash dividends of $2.9 million, and reduce debt $1.4 million. The Company currently has $37.9 million authorized by the Board of Directors to repurchase shares of its common stock. At September 30, 2006 total debt outstanding was $10.0 million and cash on hand amounted to $5.4 million.

Business Outlook

“As previously noted, we believe wooden residential furniture sales are in the midst of an industry wide slow down that is likely to persist for a while,” commented Jeffrey R. Scheffer, chairman, president and chief executive officer. “Consequently, accurately projecting sales in this environment is difficult because of the limited visibility due to our quick order fulfillment times. While we are disappointed with the sales decline, we believe it is a result of overall industry conditions. We are very pleased with strong cash flow in the third quarter and year-to-date 2006 that has been accentuated by a significant inventory reduction driven by the initial progress from our lean journey.”

“Near term we will continue to focus on controlling costs and inventories, and improving our product offerings. Longer term we remain focused on reducing costs, eliminating waste, and improving productivity, quality, and service through our continuous improvement efforts applying lean business principles,” concluded Scheffer.

Management offers the following guidance. This guidance excludes any potential receipt of funds under the Continued Dumping and Subsidy Offset Act involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China.

•
Fourth quarter 2006 net sales are expected to be in the range of $ 69.0 million to $ 71.5 million, ranging from a decrease of 12 % to 15 % over the fourth quarter of 2005. For total year 2006, net sales are expected to be in the range of $ 305.9 million to $ 308.4 million, a decrease of 7.6 % to 8.3 % compared to 2005.

•	Operating income is expected to be in the range of $ 2.7 million to $ 3.2 million for the fourth quarter of 2006, or $ 22.6 million to $ 23.1 million for total year 2006.
•	The Company’s effective tax rate is expected to be 34.8% in 2006.
•
Fourth quarter 2006 earnings per share are expected to be in the range of $.13 to $.16 compared to $.46 per share in the year-ago quarter. For total year 2006, earnings per share are expected to be in the range of $1.15 to $1.18 compared to $1.77 for 2005.

Management is currently in the process of planning and budgeting for 2007 and will provide guidance for 2007 at a later time.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, October 17, at 9:00 Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through October 23, 2006) is (877) 660-6853, the account reference number is 275 and the conference number is 215411.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes to consumer tastes and fashions in a timely manner, environmental compliance costs and extended business interruption at manufacturing facilities.

Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30,	Oct 1,	Sept 30,	Oct 1,
	2006	2005	2006	2005

Net sales	$75,911	$85,615	$236,911	$252,200

Cost of sales	60,951	65,131	184,575	190,619

Gross profit	14,960	20,484	52,336	61,581

Selling, general and administrative expenses	9,996	11,106	32,447	33,396

Operating income	4,964	9,378	19,889	28,185

Other income, net	91	71	252	190
Interest income	76	96	332	250
Interest expense	537	548	1,570	1,663
Income before income taxes	4,594	8,997	18,903	26,962

Income taxes	1,598	3,195	6,578	9,573
Net income	$2,996	$5,802	$12,325	$17,389

Diluted earnings per share	$0.26	$0.44	$1.01	$1.31

Weighted average number of shares	11,657	13,198	12,147	13,294

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	Sept 30,	Oct 1,	Dec 31,
	2006	2005	2005

Assets
Current assets:
Cash	$5,400	$19,313	$12,556
Accounts receivable, net	38,271	41,098	36,957
Inventories	59,766	72,776	69,961
Prepaid expenses and other current assets	1,759	1,007	1,435
Deferred income taxes	2,442	2,521	2,462

Total current assets	107,638	136,715	123,371

Property, plant and equipment, net	48,438	50,970	50,744
Goodwill	9,072	9,072	9,072
Other assets	6,362	7,726	7,301

Total assets	$171,510	$204,483	$190,488

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$2,857	$2,857
Accounts payable	18,227	18,963	16,405
Accrued expenses	11,923	15,108	12,909

Total current liabilities	33,007	36,928	32,171

Long-term debt	7,143	10,000	8,571
Deferred income taxes	9,386	10,325	10,164
Other long-term liabilities	6,559	6,580	6,833

Stockholders' equity	115,415	140,650	132,749

Total liabilities and stockholders' equity	$171,510	$204,483	$190,488

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	Sept 30,	Oct 1,
	2006	2005
Cash flows from operating activities:
Cash received from customers	$234,933	$247,093
Cash paid to suppliers and employees	(199,742)	(214,001)
Interest paid, net	(1,335)	(1,431)
Income taxes paid, net	(8,612)	(8,447)
Net cash provided by operating activities	25,244	23,214

Cash flows from investing activities:
Capital expenditures	(2,023)	(3,791)
Other, net	(17)	(33)
Net cash used by investing activities	(2,040)	(3,824)

Cash flows from financing activities:
Repayment of senior notes	(1,428)	(2,828)
Purchase and retirement of common stock	(28,282)	(9,996)
Dividends paid	(2,859)	(2,330)
Proceeds from insurance policy loans	1,241	1,110
Tax benefit from exercise of stock options	255
Proceeds from exercise of stock options	713	6,335
Net cash used by financing activities	(30,360)	(7,709)

Net increase (decrease) in cash	(7,156)	11,681
Cash at beginning of period	12,556	7,632

Cash at end of period	$5,400	$19,313

Reconciliation of net income to
net cash provided by operating activities:
Net income	$12,325	$17,389

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	4,368	4,228
Deferred income taxes	(758)	(524)
Stock-based compensation	268
Tax benefit from exercise of stock options	(255)
Loss on disposal of assets	23
Changes in working capital	9,812	2,292
Other assets	(265)	(56)
Other long-term liabilities	(274)	(115)
Net cash provided by operating activities	$25,244	$23,214